FORM 4

[  ] Check this box if no                  ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16, Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number                3235-0287
     continue. See Instruction 1(b)         Expires:         September 30, 1998
                                            Estimated average burden
                                            hours per response .............0.5
                                           ------------------------------------


                    U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934.
       Section 7(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

-------------------------------------------------------------------------------
 1. Name and Address of Reporting Person

     FREEDMAN,                         DAVID
     --------------------------------------------------------------------
     (Last)                          (First)                         (MI)

      44 TALMADGE ROAD
     --------------------------------------------------------------------
                                    (Street)

     EDISON                        NEW JERSEY                     08818
     --------------------------------------------------------------------
     (City)                         (State)                       (Zip)


-------------------------------------------------------------------------------
 2. Issuer Name and Ticker or Trading Symbol

   NBSC
-------------------------------------------------------------------------------
 3. IRS or Social Security Number
    of Reporting Person (Voluntary)              ###-##-####
-------------------------------------------------------------------------------
 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
    December 1997                      |
-------------------------------------------------------------------------------
 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [  X  ]  Director                     [  X ]  10% Owner

        [  X  ]  Officer                      [    ]  Other (specify below)
                 (give title below)

                             CHAIRMAN OF THE BOARD
-------------------------------------------------------------------------------

 7. Individual or Joint/Group
      X    Form filed by One Reporting Person
    -----
           Form filed by More than One Reporting Person
    -----
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security              |  2. Transaction Date      | 3. Transaction Code     | 4. Security Acquired (A) or Disposed
   (Instr. 3)                     |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 & 5)
                                  |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                  |                           |     Code    |     V     |      Amount    |   (A) or|     Price
                                  |                           |             |           |                |   (D)   |
-----------------------------------------------------------------------------------------------------------------------------------
NEW BRUNSWICK SCIENTIFIC CO, INC. |     DEC 12, 1997          |      G      |           |      17,000    |    D    |     N/A
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security              | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                     |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                  |    End of Month           |    Indirect (I)         |
                                  |    (Instr. 3 & 4)         |    (Instr. 4)           |
-----------------------------------------------------------------------------------------------------------------------------------
NEW BRUNSWICK SCIENTIFIC CO. INC. |    599,200(a)             |          D              |
                                  |     18,230(a)(b)(c)       |          D              |   PHYLLIS FREEDMAN, WIFE
                                  |     54,263(a)(b)          |          I              |   DAVID FREEDMAN MARITAL TRUST
===================================================================================================================================

(a) Adjusted for 5% and 10% stock dividends received in 1996 and 1997, respectively.
(b) In December 1997, 2,455 shares were distributed by the Trust to Phyllis Freedman.
(c) Includes 10,000 gifted by David Freedman on December 12, 1997.


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                          (Print or Type Responses)

-------------------------------------------------------------------------------
TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |                         |    8)          |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 & 5)
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |  Code  |   V   |     (A)     |    (D)
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 & 4)         |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Month     |     Indirect (1) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
===================================================================================================================================

Explanation of Responses:

(1) Deemed granted upon the consummation of the Company's November 6, 1997 private placement offering.

(2) Does not include options held prior to the transactions reported hereby.



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



------------------------------------                       -------------------
  **Signature of Reporting Person                                  Date


Note: File three copies of this form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                SEC 1474 (7/96)